Exhibit 5.1

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

February 19, 2014

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005

Re:	Deutsche Mortgage & Asset Receiving Corporation, COMM 2014-CCRE15 Mortgage Trust Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

We have acted as counsel to Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation (the “Depositor”), in connection with the issuance of approximately $1,007,748,704 aggregate principal balance of COMM 2014-CCRE15 Mortgage Trust Commercial Mortgage Pass-Through Certificates Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B, Class PEZ and Class C Certificates (collectively, the “Publicly Offered Certificates”), Class X-B, Class X-C, Class D, Class E, Class F, Class G, Class V-1, Class V-2, Class R and Class LR Certificates, pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2014 (the “Pooling and Servicing Agreement”), between the Depositor, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), and as special servicer (in such capacity, the “Special Servicer”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”), and as certificate administrator (in such capacity, the “Certificate Administrator”), custodian and paying agent, and Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”).

For purposes of rendering this opinion letter, we have reviewed:

(i)           the Registration Statement on Form S-3 (Registration No. 333-193376) relating to the Publicly Offered Certificates (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and that was declared effective on February 12, 2014;

(ii)          the Prospectus, dated February 10, 2014 (the “Base Prospectus”) and the Prospectus Supplement, dated February 10, 2014 (the “Prospectus Supplement”) relating to the Publicly Offered Certificates;

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

COMM 2014-CCRE15 Mortgage Trust
February 19, 2014

(iii)         the Underwriting Agreement, dated as of February 10, 2014 (the “Underwriting Agreement”), between the Depositor, GACC, Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., CastleOak Securities, L.P., KeyBanc Capital Markets Inc., Jefferies LLC and Natixis Securities Americas LLC (collectively, in such capacity, the “Underwriters”);

(iv)         evidence satisfactory to us with respect to the effectiveness of the Registration Statement under the Act; and

(v)          the forms of the Publicly Offered Certificates attached as exhibits to the Pooling and Servicing Agreement.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we deemed necessary for the purposes of this opinion.  In our examination, we have assumed the following:  (a) the genuineness of all signatures; (b) the legal capacity of natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents; (e) the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed documents reviewed by us; and (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed.  As to any facts material to the opinions expressed herein that were not known to us, we have relied upon (1) certificates, statements and representations of officers and other representatives of the Depositor and others and (2) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, dated February 6, 2014 (the “Delaware Good Standing Certificate”).

Our opinions set forth below are subject to:  (1) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the doctrine of estoppel; (2) the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law; (3) the effect of certain laws, rules, regulations and judicial and other decisions upon enforceability; (4) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties generally and the effect of, to the extent applicable, the rights of creditors or of secured creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates; and (5) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement that purports or is construed to provide indemnification with respect to securities law violations.

COMM 2014-CCRE15 Mortgage Trust
February 19, 2014

Based upon and subject to the foregoing, we are of the opinion that—

A.           The Publicly Offered Certificates, when duly and validly executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement, and when delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

B.           The descriptions set forth under the captions “Certain Federal Income Tax Consequences,” “Federal Income Tax Consequences for REMIC Certificates” and “Federal Income Tax Consequences for Certificates as to which No REMIC Election is Made” in the Base Prospectus and “Material Federal Income Tax Consequences” in the Prospectus Supplement, although they do not discuss all federal income tax consequences that may be applicable to the individual circumstances of particular investors (some of which may be subject to special treatment under the Internal Revenue Code of 1986), otherwise correctly describe, as of the date hereof, the material aspects of the federal income tax treatment of an investment in the Publicly Offered Certificates commonly applicable to investors that are U.S. Persons (as defined in the Base Prospectus) and, where expressly indicated therein, to investors that are not U.S. Persons.  We also hereby confirm the opinion expressly set forth under such headings as our opinion.

C.           Based solely on the Delaware Good Standing Certificate, the Depositor is validly existing and in good standing under the laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the discussion of our opinions set forth in this opinion letter under the headings “Legal Matters,” “Certain Federal Income Tax Consequences,” “Federal Income Tax Consequences for REMIC Certificates” and “Federal Income Tax Consequences for Certificates as to which no REMIC Election is Made” in the Base Prospectus and “Material Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not consider that we are “experts”, within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

COMM 2014-CCRE15 Mortgage Trust
February 19, 2014

We express no opinion as to any laws other than the federal laws of the United States of America, the laws of the State of New York and, solely with respect to the opinion set forth in paragraph (C) above, the Delaware General Corporation Law.  We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.  We express no opinion with respect to any Series of Certificates for which we do not act as counsel to the Depositor.

Very truly yours,

/s/ Sidley Austin LLP